                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                       (Including the Associated Rights)

                                       of
                              GRUMMAN CORPORATION

                                       by
                             MMC Acquisition Corp.

                           a wholly owned subsidiary
                                       of
                          MARTIN MARIETTA CORPORATION
                                       AT

                              $55.00 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, APRIL 4, 1994, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS) (COLLECTIVELY, THE "SHARES") OF GRUMMAN CORPORATION (THE "COMPANY") REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS.

                            ------------------------

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
March 8, 1994

                                   IMPORTANT

                                   IMPORTANT

    Any shareholder desiring to tender Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it to the Depositary with the certificate(s) representing tendered Shares and all other required documents or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

SECTION                                                                                    PAGE
- -------                                                                                    ----
Introduction.............................................................................
   1.     Terms of the Offer; Expiration Date............................................
   2.     Acceptance for Payment and Payment.............................................
   3.     Procedure for Tendering Shares.................................................
   4.     Withdrawal Rights..............................................................
   5.     Certain Tax Considerations.....................................................
   6.     Price Range of Shares; Dividends...............................................
   7.     Certain Information Concerning the Company.....................................
   8.     Certain Information Concerning the Purchaser and Parent........................
   9.     Source and Amounts of Funds....................................................
  10.     Background of the Offer; the Merger Agreement; the Rights Agreement............
  11.     Purpose of the Offer; Plans for the Company....................................
  12.     Effect of the Offer on the Market for the Shares; Stock Exchange Listing;
          Registration under the Exchange Act............................................
  13.     Dividends and Distributions....................................................
  14.     Extension of Tender Period; Amendment; Termination.............................
  15.     Certain Conditions to the Offer................................................
  16.     Certain Legal Matters; Regulatory Approvals....................................
  17.     Fees and Expenses..............................................................
  18.     Miscellaneous..................................................................

Schedule I -- Directors and Executive Officers of Parent and the Purchaser
Schedule II -- Certain Information About Parent Required by New York Law Exhibit A -- Agreement and Plan of Merger

To the Holders of Common Stock of
GRUMMAN CORPORATION:

                                  INTRODUCTION

     MMC Acquisition Corp., a New York corporation (the "Purchaser") and a wholly owned subsidiary of Martin Marietta Corporation, a Maryland corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock (the "Common Stock"), par value $1.00 per share, of Grumman Corporation, a New York corporation (the "Company"), and the associated preferred stock purchase rights (the "Rights"; and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of February 18, 1988, as amended as of March 6, 1994, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement") (until the Distribution Date (as such term is defined in the Rights Agreement) the Rights will be evidenced by and trade with certificates evidencing the Common Stock), at $55.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). See Section 10 for a brief description of the Rights Agreement and its application to the Offer and the Merger (as hereinafter defined). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 15.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 6, 1994 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer and the approval and adoption of the Merger Agreement by the shareholders of the Company, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). Each outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, the Purchaser, the Company or any of their subsidiaries will be converted into and represent the right to receive $55.00 in cash or any higher price that may be paid per Share in the Offer, without interest. See Section 10.

     Goldman, Sachs & Co. ("Goldman"), financial advisor to the Company, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of the Merger Agreement, the $55.00 in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders concurrently herewith, and shareholders are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by Goldman.

     According to the Company, as of February 28, 1994, there were 33,935,448 Shares outstanding and not more than 1,131,732 Shares subject to issuance pursuant to stock options under the Company's stock option and long term incentive plans, and as deferred awards payable in Shares between the date hereof and June 30, 1994 under the Company's management incentive plan. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least 23,378,120 Shares are validly tendered and not withdrawn prior to the Expiration Date.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares that have been validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 4, 1994, unless the Purchaser shall have extended, in its sole discretion, the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made which decreases the price per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Section 15 hereto or which broadens the scope of such conditions. In the Merger Agreement, the Purchaser has agreed, subject to the conditions in Section 15 and its rights under the Offer, to accept for payment Shares as soon as practicable after the latest of (i) the date on which the waiting period under the HSR Act has expired or been terminated, (ii) the date on which the conditions in Section 15 are fulfilled and there is no right to terminate the Offer under Section 15 (subject to the Purchaser's rights to extend the Offer) and (iii) the earliest date on which the Offer can expire under Federal law. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.

     The Company has provided or will provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Company has advised Parent that as of January 31, 1994, 11,229,061 Shares were held by the Grumman Corporation Employees' Investment Plan ("EIP"). The Offer is being made to the trustees of the EIP for such Shares at the same price and in accordance with the same terms as for Shares held by other shareholders. The EIP provides that the trustees of the EIP will exercise their fiduciary obligations and determine whether to tender such shares. The trustees may consider a variety of factors set forth in the EIP in making such decision and may determine what procedures to follow in obtaining instructions from EIP participants with respect to the Shares held in their accounts (obtaining such instructions is permitted but not required). Any further information concerning the procedures that will be followed with respect to the EIP will be provided to EIP participants by the EIP trustees or other EIP fiduciaries.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not properly withdrawn as soon as practicable after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 15. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by the Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Offer.

     3. PROCEDURE FOR TENDERING SHARES. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary, at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer

Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates evidencing such Shares are not immediately available or such shareholder cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. (See paragraph 8 of the Terms and Conditions of the Offer set forth in the Letter of Transmittal or by filing a Form W-9 with the Depositary prior to any such payments). If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

     By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 6, 1994). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such shareholder (and, if given or executed, will be deemed ineffective). Such designees of the Purchaser will be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (a) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the tender of such Shares complies with Rule 14e-4, and (c) such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 6, 1994 unless theretofore accepted for payment as provided in this Offer to Purchase.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN TAX CONSIDERATIONS. Sales of Shares by shareholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state and local and other tax laws.

     In general, a shareholder will recognize gain or loss equal to the difference between the tax basis of his Shares and the amount of cash received in exchange therefor. Such gain or loss will be a capital gain or loss if the Shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

     The foregoing discussion may not apply to shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

     New York State imposes a 10% tax upon gains realized by a transferor upon the transfer of an interest in real property (including leases) located within New York State, including certain transfers of stock in corporations that own appreciated interests in such real property (the "Gains Tax"), and an additional tax on the gross value of such real estate or stock in such corporations equal to approximately 0.4% (the "State Transfer Tax"). The acquisition by the Purchaser of the Shares pursuant to the Offer and the Merger will constitute a taxable transfer of an interest in any real property owned or leased by the Company and located in New York State and may result in a Gains Tax, State Transfer Tax, or any combination of the foregoing being imposed upon the selling shareholders. The Purchaser will file all necessary returns on behalf of the Company's shareholders in connection with such Gains Tax and/or State Transfer Tax and will pay any taxes due thereon. The amount of such taxes paid by the Purchaser may result in the deemed receipt of additional consideration by each shareholder in proportion to the number of Shares sold by such shareholder. However, the Purchaser believes that in such a case, under Section 164(a) of the Internal Revenue Code of 1986, as amended, a shareholder would reduce his amount realized on the sale by the amount of the tax treated as additional consideration to such shareholder.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OR THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on The New York Stock Exchange, Inc. (the "NYSE") under the Symbol "GQ". The following table sets forth, for the periods indicated, the reported high and low sales prices and dividends paid per share for the Shares on the NYSE as published in financial sources.

                                                             HIGH       LOW        DIVIDEND
                                                             ----       ----       --------
    Year Ended December 31, 1992:
      First Quarter........................................  $20 1/4    $17 3/8      $.25
      Second Quarter.......................................  $22 7/8    $17 3/8      $.25
      Third Quarter........................................  $23 3/8    $20 3/4      $.25
      Fourth Quarter.......................................  $25        $19 5/8      $.25
    Year Ended December 31, 1993:
      First Quarter........................................  $35 7/8    $24 1/8      $.25
      Second Quarter.......................................  $41 3/4    $34          $.30
      Third Quarter........................................  $41 7/8    $33          $.30
      Fourth Quarter.......................................  $41 3/8    $34 1/2      $.30

- ---------------

     The Merger Agreement prohibits the Company from declaring or paying any dividend or distribution on the Shares.

     The closing sales price of the Shares as reported by the NYSE was $39 7/8 per share on March 4, 1994, the last full day of trading prior to the first public announcement of the Offer.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a New York corporation organized in 1929 under the name Grumman Aircraft Engineering Corporation. The Company's principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York. The activities of the Company and its subsidiaries are described in the following four industry segments:

     Aerospace -- Includes the design and production of military aircraft, space systems and commercial aircraft components and subassemblies, as well as the modernization or conversion of previously completed aircraft.

     Electronics Systems -- Includes the design, manufacture and integration of sophisticated electronics for aircraft, computerized test equipment and other defense related products, such as airborne surveillance systems.

     Information and Other Services -- Includes electronic data processing services for affiliates and other customers as well as real estate and leasing services. It also includes technical services that help ready the space shuttle for flight, provide space station program support, service and maintain flight simulators and trainers and support Grumman aircraft.

     Special Purpose Vehicles -- Includes fabrication of Long Life Vehicles for the U.S. Postal Service and aluminum truck bodies.

     Set forth below is certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries excerpted or derived from the Company's audited consolidated financial statements for the fiscal year ended December 31, 1993 (the "1993 Financial Statements") provided to Parent and the Purchaser by the Company. More comprehensive financial information is included in the 1993 Financial Statements as well as documents filed by the Company with the Securities and Exchange Commission (the "Commission"). The following summary is qualified in its entirety by reference to the 1993 Financial Statements, a copy of which is an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Copies of the 1993 Financial Statements may be examined at or obtained from the Commission in the manner set forth below.

                        CONSOLIDATED STATEMENT OF INCOME
                      GRUMMAN CORPORATION AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1993           1992           1991
                                                         ----------     ----------     ----------
Revenues
  Sales................................................  $3,224,535     $3,492,075     $3,963,492
  Other income.........................................      24,589         11,875         10,359
                                                         ----------     ----------     ----------
          Total sales and other income.................   3,249,124      3,503,950      3,973,851
                                                         ----------     ----------     ----------
Costs and expenses
  Cost of sales........................................   2,929,987      3,189,035      3,620,895
  Restructuring charge.................................      85,000             --             --
  Loss on Tracor Aviation Inc. settlement..............          --             --         46,500
  Selling, administrative and other....................     115,928        113,289        124,049
                                                         ----------     ----------     ----------
  Interest.............................................      31,702         55,065         85,236
                                                         ----------     ----------     ----------
          Total costs and expenses.....................   3,162,617      3,357,389      3,876,680
                                                         ----------     ----------     ----------
Income before income taxes.............................      86,507        146,561         97,171
Provision for federal income taxes.....................      21,000         26,700          2,000
                                                         ----------     ----------     ----------
  Income from continuing operations....................      65,507        119,861         95,171
Income (loss) from discontinued operations.............      (6,700)       (45,035)         4,166
Cumulative effect of change to accrual method of
  accounting for postretirement benefits...............          --       (198,000)            --
                                                         ----------     ----------     ----------
          Net income (loss)............................  $   58,807     $ (123,174)    $   99,337
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------
Primary earnings per common share:
  Income from continuing operations....................  $     1.90     $     3.49     $     2.75
  Income (loss) from discontinued operations...........        (.19)         (1.34)           .13
  Cumulative effect of accounting change...............          --          (5.88)            --
                                                         ----------     ----------     ----------
          Net income (loss)............................  $     1.71     $    (3.73)    $     2.88
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------

                           CONSOLIDATED BALANCE SHEET

                      GRUMMAN CORPORATION AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                                         1993           1992
                                                                      -----------    -----------
ASSETS
Current assets
  Cash and cash equivalents.........................................  $   346,090    $   299,077
  Marketable securities (at cost, approximating market).............       18,034             --
  Accounts receivable...............................................      518,731        534,260
  Inventories, less progress payments...............................      499,436        612,424
  Prepaid expenses..................................................       40,992         41,280
                                                                      -----------    -----------
          Total current assets......................................    1,423,283      1,487,041
                                                                      -----------    -----------
Property, plant and equipment, less accumulated depreciation........      372,723        399,421
                                                                      -----------    -----------
Non-current assets
  Deferred income taxes.............................................      120,028         94,856
  Long-term receivables.............................................        6,009          9,079
  Investments.......................................................       52,505         28,678
  Other.............................................................       49,901         69,941
                                                                      -----------    -----------
                                                                          228,443        202,554
                                                                      -----------    -----------
          Total.....................................................  $ 2,024,449    $ 2,089,016
                                                                      -----------    -----------
                                                                      -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt...................................................  $     6,571    $    83,399
  Accounts payable..................................................      147,576        128,610
  Wages and benefits payable........................................       90,229         95,519
  Income taxes......................................................       88,932        145,353
  Advances and deposits.............................................       95,340         30,251
  Other current liabilities.........................................       89,699        127,902
                                                                      -----------    -----------
          Total current liabilities.................................      518,347        611,034
                                                                      -----------    -----------
Long-term debt......................................................      243,106        355,244
                                                                      -----------    -----------
Accrued retirement benefits.........................................      304,752        306,500
                                                                      -----------    -----------
Restructuring reserve...............................................       85,000             --
                                                                      -----------    -----------
Other liabilities...................................................       37,191         23,348
                                                                      -----------    -----------
Common stock -- $1.00 par value, authorized 80,000 shares;
  outstanding 34,049 and 33,519 shares (net of treasury stock)......      344,589        321,038
Retained earnings...................................................      491,464        471,852
                                                                      -----------    -----------
          Total.....................................................  $ 2,024,449    $ 2,089,016
                                                                      -----------    -----------
                                                                      -----------    -----------

     The Company is subject to the information requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information, including the 1993 Financial Statements included as an exhibit to the Company's Solicita-tion/Recommendation Statement on Schedule 14D-9, should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The above information concerning the Company has been taken from or based upon the 1993 Financial Statements and other publicly available documents on file with the Commission and other publicly available information. Although neither the Purchaser nor Parent has any knowledge that would indicate that such information contained herein based upon such documents is untrue, neither the Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of the information contained in such documents or for any failure by the Company to disclose events that may have occurred any may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

     In the course of the discussions between representatives of Parent and the Company (see Section 10) certain projections of future operating performance were furnished to Parent's representatives. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. Neither Parent, the Purchaser nor the Company, nor either of their financial advisors nor the Dealer Manager assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

     Set forth below is a summary of the projections. The projections should be read together with the financial statements of the Company referred to herein.

                              GRUMMAN CORPORATION

                        PROJECTED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------------------
                                           1994         1995         1996         1997         1998
                                         --------     --------     --------     --------     --------
Sales..................................  $3,149.0     $3,270.8     $3,471.0     $3,505.8     $3,657.0
Earnings before interest and taxes.....     210.3        220.0        244.4        245.7        256.1
Net Income.............................     123.5        139.1        158.1        162.4        172.6
Earnings Per Share.....................      3.61         4.08         4.64         4.76         5.06

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. The Purchaser is a newly incorporated New York corporation and a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Parent is a diversified enterprise principally engaged in the conception, design, manufacture and integration of advanced technology products and services for the United States Government and private industry. Parent manages significant facilities for the Department of Energy and also produces construction aggregates and specialty chemical products.

     In April 1993, Parent consummated a transaction in which its businesses and the Aerospace businesses of the General Electric Company were combined (the "Combination"). As a result of the Combination, which was approved by Parent's stockholders on March 25, 1993, the then existing Parent, which was formed in 1961 by the consolidation of the Glenn L. Martin Company (founded in 1909) and the American-Marietta Company (founded in 1913), was renamed Martin Marietta Technologies, Inc. ("Technologies"). In the Combination, Technologies became a wholly-owned subsidiary of a new corporation which assumed the Martin Marietta Corporation name.

     The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto. The principal executive offices of Parent and the Purchaser are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. Schedule II hereto contains certain additional information about Parent required by New York State law.

     Set forth below is a summary of certain consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 31, 1993 (the "Parent 10-K"). More comprehensive financial information is included in or incorporated by reference into the Parent 10-K and other documents filed by Parent with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K and such other documents and all the financial information and related notes contained therein.

            (IN THOUSANDS, EXCEPT PER SHARE)               1993          1992          1991
- -------------------------------------------------------- ---------     ---------     ---------
OPERATING RESULTS
Net sales............................................... $9,435,689    $5,954,292    $6,075,415
Cost of sales, other costs and expenses.................  8,647,224     5,405,123     5,537,926
                                                          ---------     ---------     ---------
Earnings from Operations................................    788,465       549,169       537,489
Other income and expenses, net..........................     46,997        21,144       (58,980)
                                                          ---------     ---------     ---------
                                                            835,462       570,313       478,509
Interest expense on debt................................    110,173        57,890        57,660
                                                          ---------     ---------     ---------
Earnings before taxes on income and cumulative effect of
  accounting changes....................................    725,289       512,423       420,849
Taxes on income.........................................    275,000       167,000       107,700
                                                          ---------     ---------     ---------
Earnings before Cumulative Effect of Accounting
  Changes...............................................    450,289       345,423       313,149
Cumulative effect of changes in accounting for
  post-retirement benefits other than pensions and for
  post-employment
  benefits..............................................   (429,432)           --            --
                                                          ---------     ---------     ---------
Net Earnings............................................  $  20,857     $ 345,423     $ 313,149
                                                          ---------     ---------     ---------
                                                          ---------     ---------     ---------
PER COMMON SHARE
Net earnings (loss)
Assuming no dilution:
  Before cumulative effect of accounting changes........ $    4.25     $    3.60     $    3.15
  Cumulative effect of accounting changes...............     (4.51)           --            --
                                                         ---------     ---------     ---------
                                                         $    (.26)    $    3.60     $    3.15
                                                         ---------     ---------     ---------
                                                         ---------     ---------     ---------
Assuming full dilution:
  Before cumulative effect of accounting changes........ $    3.80     $    3.60     $    3.15
  Cumulative effect of accounting changes...............         *            --            --
                                                         ---------     ---------     ---------
                                                                 *     $    3.60     $    3.15
                                                         ---------     ---------     ---------
                                                         ---------     ---------     ---------
Cash Dividends.......................................... $     .87     $    .795     $     .75
                                                         ---------     ---------     ---------
                                                         ---------     ---------     ---------
* Anti-dilutive
CONDENSED BALANCE SHEET DATA
Current assets.......................................... $2,448,240    $1,434,341
Other noncurrent assets.................................    707,772       800,445
Noncurrent deferred income taxes........................    206,119            --
Property, plant and equipment, net......................  1,692,753     1,257,139
Cost in excess of net assets acquired...................  1,914,894        26,224
Other intangibles.......................................    775,113        81,456
                                                          ---------     ---------
          Total.........................................  $7,744,891    $3,599,605
                                                          ---------     ---------
                                                          ---------     ---------
Current liabilities -- other............................ $1,491,591    $ 582,422
Current maturities of long-term debt....................    318,525         3,814
Long-term debt..........................................  1,479,571       474,726
Post-retirement benefits................................    740,630       101,978
Other noncurrent liabilities............................    838,222       194,195
Noncurrent deferred income taxes........................         --       297,254
  Series A preferred stock..............................  1,000,000            --
  Common stock..........................................     95,697        47,229
  Additional paid in capital............................    123,999        85,992
  Retained earnings.....................................  1,656,656     1,811,995
Shareowners' equity.....................................  2,876,352     1,945,216
                                                          ---------     ---------
          Total......................................... $7,744,891    $3,599,605
                                                          ---------     ---------
                                                          ---------     ---------

     Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, the principal holder of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in periodic statements filed with the Commission. Such reports and other information, including the Parent 10-K, may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in
Section 7.

     Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or any of their affiliates (collectively the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has had, since January 1, 1991, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1991, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. None of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

     9. SOURCE AND AMOUNTS OF FUNDS. The total amount of funds required by the Purchaser to acquire all outstanding Shares pursuant to the Offer and the Merger, to consummate the transactions contemplated by the Merger Agreement, and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $2 billion. These funds are expected to be provided to the Purchaser in the form of equity or debt by Parent. Parent intends to obtain the funds from loans to be provided initially by Bank of America National Trust and Savings Association ("Bank of America") and Morgan Guaranty Trust Company of New York ("Morgan Guaranty"; together with Bank of America, the "Co-Agents"). Bank of America and Morgan Guaranty have committed to provide additional financing of up to approximately $400 million for general corporate purposes. All of the foregoing loans will be fully and unconditionally guaranteed by Technologies and Purchaser. The loans to be provided by Bank of America, Morgan Guaranty, and the Banks are collectively referred to as the "Bank Financing." It is anticipated that subsequent to the initial funding of these loans, affiliates of Bank of America and Morgan Guaranty (collectively, the "Co-Arrangers") will syndicate the loans to a group of commercial banks (collectively with Bank of America and Morgan Guaranty, the "Banks").

     The existing revolving credit facilities of Parent and Technologies will be terminated in connection with the closing of the Offer.

     Set forth below is a summary description of the Bank Financing. Consummation of the Bank Financing is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to Parent, Technologies, the Purchaser, and the Co-Agents. The summary description does not purport to be complete, and there can be no assurance that the terms set forth below will be contained in such agreements or that such agreements will not contain additional provisions.

     Parent has received commitments from Bank of America and Morgan Guaranty pursuant to which each has agreed to provide up to $1.2 billion of the Bank Financing. The Co-Agents also have agreed to act as agents for an anticipated commercial bank syndicate (including the Co-Agents). It is not anticipated that the syndication of the Bank Financing will be consummated prior to the closing of the Offer.

     Parent has agreed to pay arrangement, underwriting, and syndication fees to the Co-Agents and the Co-Arrangers, and has agreed to pay Bank of America, as Administrative Agent under the Credit Facilities, an annual administrative fee. Parent also has agreed to pay certain of the expenses of the Co-Agents and the Co-Arrangers incurred in connection with the Bank Financing and to provide the Co-Agents, the

Co-Arrangers and the Banks and their respective directors, officers, employees, and affiliates with customary indemnification.

     The Bank Financing will consist of two facilities which will be entered into prior to or concurrently with the consummation of the Offer. The credit facilities will consist of a 364-day unsecured revolving credit facility in the amount of $1.2 billion (the "Short-Term Facility") and a five-year unsecured revolving credit facility in the amount of $1.2 billion (the "Five-Year Facility"). The Short-Term Facility and the Five-Year Facility are collectively referred to as the "Credit Facilities." The Short-Term Facility will have a final maturity 364 days after the date of execution of the definitive financing agreement for the Short-Term Facility. There will be no required prepayments or scheduled reductions of availability of loans under the Credit Facilities.

     Revolving loans under the Credit Facilities will bear interest, at the option of Parent, at (i) a base equal to the higher of the rate announced from time to time by Bank of America as its reference rate or the daily Federal Funds rate plus 0.5%; (ii) the London interbank offered rate ("LIBOR") for one-, two-, three-, six-(or subject to the Banks' unanimous written consent) twelve-month periods plus an interest rate margin based on the rating for senior, unsecured long-term debt of Technologies guaranteed by Parent (or for Parent if its senior, unsecured long-term debt is rated) announced from time to time by Standard & Poor's Corporation ("S&P"), Moody's Investor Services, Inc. ("Moody's"), and Duff & Phelps Inc. ("D&P"); (iii) a reserve-and FDIC insurance-adjusted rate for 30-, 60-, 90-, or 180-day certificates of deposit (the "CD Rate") plus an interest rate margin based on the rating for senior, unsecured long-term debt of Technologies guaranteed by Parent (or for Parent if its senior, unsecured long-term debt is rated) announced from time to time by S&P, Moody's, and D&P; or (iv) a money market bid rate based on competitive bids solicited of the Banks and accepted by Parent pursuant to an auction mechanism under the Credit Facilities. The interest rate margins over LIBOR range from .475% to .25% for the Short-Term Facility and from .425% to .25% for the Five-Year Facility depending on the level of such ratings. The interest rate margins over the CD Rate range from .60% to .375% for the Short-Term Facility and from .55% to .375% for the Five-Year Facility depending on the level of such ratings. Interest will be payable quarterly in arrears based on a 365/366-day year for base rate loans and will be payable quarterly in arrears or at the end of the relevant interest period, whichever is sooner, based on a 360-day year and the actual number of days elapsed for LIBOR and CD Rate loans. Money market bid rate loans will bear interest at rates established on the basis of a bidding procedure and interest will be payable at such times as are determined by such procedures.

     Commitment fees under the Credit Facilities will be payable to each Bank on the amount of its available but unused commitment based on the rating for senior, unsecured long-term debt of Technologies guaranteed by Parent (or for Parent if its senior, unsecured long-term debt is rated) announced from time to time by S&P, Moody's, and D&P. The commitment fees for the Short-Term Facility will range from .025% to 0%, and the commitment fee for the Five-Year Facility will range from .05% to 0%, depending on the level of such ratings. Parent also will pay facility fees under the Credit Facilities on the amount of each Bank's commitment, whether used or unused, based on the rating for senior, unsecured long-term debt of Technologies guaranteed by Parent (or for Parent if its senior, unsecured long-term debt is rated) announced from time to time by S&P, Moody's, and D&P. The facility fees for the Short-Term Facility will range from .15% to .08% and the facility fees for the Five-Year Facility will range from .20% to .125%, depending on the level of such ratings.

     Each Bank's obligation to make loans under the Credit Facilities will be subject to, among other things, the negotiation, execution, and delivery of definitive financing agreements (collectively, the "Bank Financing Agreements"), and the compliance by Parent, Technologies, and the Purchaser with conditions and covenants contained therein. The covenants in the Bank Financing Agreements will include but not be limited to covenants limiting the ability of Parent and certain of its subsidiaries to encumber certain of their assets or to enter into certain sale-leaseback transactions, a covenant not to exceed a maximum leverage ratio, and a covenant to maintain a minimum fixed charge coverage ratio under certain circumstances. It is anticipated that the Bank Financing Agreements will include terms, conditions, representations, warranties, covenants, indemnities, events of default, and other provisions customary in such agreements.

     Following closing of the Offer, it is anticipated that Parent or Technologies may replace borrowings under the Credit Facilities with funds raised in the public or private debt and equity markets. The method or methods by which Parent or Technologies might access these markets have not yet been determined, but these may include public offerings of shares of Common Stock of Parent, public offerings of debt securities, and the issuance of commercial paper.

     10. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT; THE RIGHTS AGREEMENT.

     BACKGROUND OF THE OFFER

     On February 1, 1994, Goldman, acting at the direction of the Company, contacted Parent concerning Parent's interest in a strategic combination with the Company. Goldman indicated to Parent that the Company was not for sale but was interested in exploring strategic alternatives. Parent indicated to Goldman that Parent had not considered a combination with the Company but that Parent would talk with the Company regarding a transaction. Parent told Goldman that Parent had no interest in becoming involved in an auction process and would only negotiate with the Company on an exclusive basis.

     On February 3, 1994, at a meeting in New York attended by Norman R. Augustine, Chairman and Chief Executive Officer of Parent, A. Thomas Young, President and Chief Operating Officer of Parent, and R.W. Tieken, Vice President of Parent, R.L. Caporali, Chairman of the Board and Chief Executive Officer of the Company, and J.R. Anderson, Vice Chairman and Chief Financial Officer of the Company and a representative of Goldman, Parent and the Company agreed to explore the possibility of a combination between the two companies. Parent agreed to sign a confidentiality agreement, after which operations and financial personnel of the two companies would meet.

     On February 8 and 9, 1994, operations and financial personnel of the two companies met in New York to review a five year plan for the Company and Parent's five year plan. After this meeting, Parent decided to further explore a strategic combination with the Company and to retain a financial advisor in connection with a possible transaction with the Company. On February 10, 1994, Parent retained Bear Stearns.

     Mr. Young and Dr. Caporali met again on February 14, 1994 to review the status of Parent's investigation of the Company and to discuss Parent's level of interest in pursuing a transaction. Dr. Caporali told Mr. Young that if Parent's interest was sufficient, the Board of Directors would be told of Parent's interest and would discuss the merits of a strategic combination with Parent.

     Operations and financial personnel of the two companies held a follow up meeting in New York on February 15, 1994. At this meeting operations issues were discussed.

     On February 16, 1994, Parent and the Company and their financial advisors met to discuss structuring alternatives, including whether a transaction would involve stock or cash, and to review financial and valuation issues. Goldman told Parent that the Board would consider at a meeting the next day whether the Company should consider a combination with Parent. Goldman reiterated that the Company was not for sale but encouraged Parent to consider an offer with respect to a strategic combination. Parent expressed its view that an auction process was not in the best interests of the Company or its employees and that Parent did not want to participate in such a process due to the damage Parent felt it would cause to the Company. Parent then reiterated its view that it would only proceed on an exclusive basis. At the close of the meeting, Goldman asked Parent to make its highest offer. Parent provided the Company with copies of Parent's recent filings with the Commission for the Board to review at its meeting.

     On February 18, 1994, the day after the Company's Board meeting, Mr. Augustine, Mr. Young, Marcus C. Bennett, Vice President and Chief Financial Officer of Parent, and Frank H. Menaker, Jr., Vice President and General Counsel of Parent, met in New York with senior management of the Company along with the respective financial advisors for Parent and the Company. At this meeting, the Company informed Parent that the Board was receptive to a transaction with Parent, would consider an indication of interest from Parent and would agree to provide Parent with an exclusive negotiating period but that time was of the essence. Parent indicated a willingness to consider a stock offer or a cash offer but stated that a cash offer would provide a higher value. In response, the Company indicated to Parent that the Board would be interested in the higher value offer.

     On February 21, 1994, Parent sent a letter to the Company containing a proposal for Parent to acquire all of the outstanding Shares at a price per share of $55.00 and requesting a response before Parent's scheduled board of directors meeting on February 24, 1994. If the Company's response was favorable, Parent's board of directors would consider the transaction at that meeting. After Parent's proposal was considered by the Board on February 23, 1994, the Company agreed to proceed with a transaction on the terms outlined in Parent's proposal letter, including dealing with Parent on an exclusive basis.

     On February 24, 1994, Parent's Board of directors met and gave management authority to proceed with a due diligence investigation of the Company and to negotiate the terms and conditions of a definitive agreement. On February 26, 1994, Parent provided the Company with a preliminary draft of the Merger Agreement. During the period that followed, Parent and its financial and legal advisors conducted a due diligence investigation of the Company and its subsidiaries. In addition, senior management of Parent and its advisors met with senior management of the Company and its advisors to discuss the Company and to negotiate the terms and conditions of the Merger Agreement. On March 6, 1994, the Board and Parent's board of directors each held a meeting and approved the Merger Agreement. Immediately following those meetings, the parties executed and delivered the Merger Agreement.

     THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15. The Purchaser has agreed that, without the written consent of the Company, no change in the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Minimum Condition and those conditions described in Section 15.

     The Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into the Company. The Merger shall become effective at such time, after May 18, 1994, as a certificate of merger is filed by the Department of State of the State of New York, or at such later time as is specified in such certificate of merger (the "Effective Time"). As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     At the Effective Time, (i) each issued and outstanding Share held in the treasury of the Company, by any of the Company's subsidiaries or by Parent, the Purchaser or any other subsidiary of Parent shall be cancelled, and no payment shall be made with respect thereto; (ii) each share of common stock of the Purchaser then outstanding shall be converted into and become one share of common stock of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in
(i) above and except for Shares held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 623 of the New York Business Corporation Law (the "NYBCL") ("Dissenting Shares"), be converted into the right to receive $55.00 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest.

     The Merger Agreement provides that the certificate of incorporation and by-laws of the Company at the Effective Time will be the certificate of incorporation of the Surviving Corporation. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

     Recommendation. The Merger Agreement states that the Board of Directors has
(i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's shareholders. This recommendation of the Board of Directors may be withdrawn, modified or amended if the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that such withdrawal, amendment or modification is required by the Board in the exercise of its fiduciary duties. Any such withdrawal, modification or amendment will not constitute a breach of the Merger Agreement but may give rise to certain termination rights on the part of Parent and the Purchaser, as described below.

     Interim Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the date the Board of Directors of the Company is reorganized as provided in the Merger Agreement (the "Board Reorganization"), the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business consistent with past practice. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Board Reorganization, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent or
Purchaser: (a) amend or propose to amend its charter or by-laws; (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements with the Company's employees under the Company's stock plans as in effect as of the date hereof or pursuant to the Rights Agreement, and except deliveries of certificates for Shares issued prior to the date hereof pursuant to the Company's Restricted Stock Award Plan, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by the Merger Agreement; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; (d) (1) incur or assume any long-term debt or, except in the ordinary course of business under existing lines of credit and in amounts not material to the Company and its subsidiaries taken as a whole, incur or assume any short-term debt, except in the ordinary course of business; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and consistent with past practices and in amounts not material to the Company and its subsidiaries, taken as a whole and except for obligations of wholly owned subsidiaries of the Company; or (3) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (4) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (5) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, subject to certain exceptions;
(e) except as may be required by law or as contemplated by the Merger Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); (f) subject to certain exceptions, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (i) (1) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (2) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; (3) authorize any new capital expenditure or expenditures which, individually, is in excess of $2,500,000 or, in the aggregate, are in excess of $25,000,000; provided, that none of the foregoing shall limit any capital expenditure already included in the Company's 1994 capital expenditure budget previously provided to Parent or Purchaser; or (4) enter into or amend any contract, agreement, commitment or arrangement to take any action that would be prohibited under the Merger Agreement; (j) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole; (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice; (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (m) take, or agree in writing or otherwise to take, any of the actions described in this paragraph or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in Section 15 not being satisfied.

     Other Agreements of Parent, the Purchaser and the Company. Pursuant to the Merger Agreement, Parent and Purchaser will each hold and will each cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated by the Merger Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Purchaser from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Parent or Purchaser or (iii) later lawfully acquired by Parent or Purchaser from other sources who are not known by Parent or Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser will each be deemed to have satisfied its obligation to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     In the Merger Agreement the Company, its affiliates and their respective officers, directors, employees, representatives and agents have agreed that they shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, subject to certain exceptions. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. The Board shall provide a copy of any such written proposal to Parent or Purchaser immediately after receipt thereof and thereafter keep Parent and Purchaser promptly advised of any development with respect thereto. Except as set forth above, neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent and Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the shareholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty.

     Between the date hereof and the Effective Time, the Company will give Parent and Purchaser and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Purchaser to make such inspections as Parent and Purchaser may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or Purchaser may from time to time reasonably request.

     The Merger Agreement provides that effective upon purchase and payment for any Shares by Purchaser, the Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) and (ii) the percentage that the number of Shares owned by the Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding on a fully-diluted basis, and the Company shall take all action necessary to cause the Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of its incumbent directors. Notwithstanding the foregoing, the Company has agreed to use its best efforts to ensure that three of the current members of the Board remain members of the Board until the Effective Time.

     Pursuant to the Merger Agreement, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held after May 18, 1994 for the purposes of voting on the approval and adoption of the Merger Agreement and the Merger.

     The Merger Agreement provides that the Company will promptly prepare and file with the Commission under the Exchange Act a proxy statement relating to the Company Shareholder Meeting (the "Proxy Statement"). The Company has agreed, subject to the fiduciary duties of its Board of Directors, based as to legal matters on the written opinion of legal counsel, to use all reasonable efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated thereby. Parent has agreed to vote and to cause its affiliates (including, without limitation, the Purchaser) to vote all Shares owned by them in favor of adoption of the Merger Agreement.

     Parent, Purchaser and the Company have each agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the NYBCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification. In addition, Parent has agreed that for three years after the Effective Time, Parent will provide, pursuant to a policy maintained by it, or will cause the Surviving Corporation to use its best efforts to provide, officers' and directors' liability insurance and fiduciary insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, except that the Surviving Corporation shall not be required to pay annually more than two times the current annual premium.

     Parent has agreed to guarantee the performance by Purchaser of its obligations under the Merger Agreement and the indemnification obligations of the Surviving Corporation pursuant to the preceding paragraph.

     The Merger Agreement provides that the Company, the Purchaser and Parent will each use all reasonable efforts to consummate the transactions contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations by the Company as to undisclosed liabilities, certain changes or events concerning its businesses, compliance with applicable law, employee benefit plans, litigation and environmental liabilities. In addition, the Company represented to Parent and the Purchaser that the Board, at a meeting duly called and held, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, the Merger Agreement and the Merger for purposes of (A) Sections 902 and 912 of the New York Business Corporation Law and similar statutes of other states that might be deemed applicable, (B) paragraph 1(a) of Article SEVENTH of the Company's certificate of incorporation and (C) Section 11(a)(ii)(B) of the Rights Agreement. The Company has also represented to the Parent and the Purchaser that it has taken all necessary action so that none of the execution of the Merger Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause the Rights to become exercisable, (ii) cause any person to become an Acquiring Person (as defined below) or (iii) give rise to a Distribution Date or a Triggering Event (as each such term is defined below).

     Conditions to the Merger. The obligations of each of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction of certain conditions, including: (a) the Merger Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law; (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any U.S. court or U.S. governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and (d) Purchaser shall have purchased Shares pursuant to the Offer.

     Termination. The Merger Agreement may be terminated: (a) by mutual written consent of Parent, Purchaser and the Company; (b) by Parent and Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Parent and Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Section 15 hereto, Purchaser shall have (i) failed to commence the Offer within five days following the initial public announcement of the Offer, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the Offer; (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and the Purchaser shall have (A) failed to commence the Offer within five days following the initial public announcement of the Offer,
(B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the Offer or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger, provided that such termination under this clause (ii) shall not be effective until payment of the Third Party Acquisition Fee (as defined below);
(e) by Parent and Purchaser prior to the purchase of Shares pursuant to the Offer if (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect (as defined below) on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Purchaser) that has proposed a Third Party Acquisition (as defined below), (iv) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing or (v) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on such date an entity or group (other than Parent or Purchaser) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement on the part of Parent or Purchaser and which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

     Termination Fee. Pursuant to the Merger Agreement, in the event Parent and Purchaser terminate the Merger Agreement pursuant to clause (e)(i) or (e)(ii) of the preceding paragraph, the Company shall pay to Parent the amount of $20 million as liquidated damages immediately upon such a termination. If, (i) Parent and Purchaser terminate the Merger Agreement pursuant to clause (e)(ii),
(e)(iii), (e)(iv) or (e)(v) of the preceding paragraph and, within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or (ii) Parent and Purchaser terminate the Merger Agreement pursuant to clause (e)(iii), (e)(iv) or (e)(v) of the preceding paragraph, and within 12 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the price per share paid pursuant to the Offer; or (iii) the Company terminates the Merger Agreement pursuant to clause (d)(ii) of the preceding paragraph, then the Company shall pay to Parent and Purchaser, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to clause (d)(ii) of the preceding paragraph, a fee, in cash, of $50,000,000; provided, however, that the Company in no event shall be obligated to pay more than one such $50,000,000 fee with respect to all such agreements and occurrences and such termination. In case liquidated damages shall have been paid pursuant to the first sentence of this paragraph in connection with such a termination, the amount so paid, minus certain fees and expenses paid shall be credited against the amount payable pursuant to this paragraph.

     "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Purchaser any affiliate thereof (a "Third

Party"); (ii) the acquisition by Third Party of 30% or more of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of the Merger Agreement and which is not part of a series of transactions resulting in a change of control.

     Upon the termination of the Merger Agreement for any reason prior to the purchase of Shares by Purchaser pursuant to the Offer (other than (i) termination by the Company upon a breach by Parent or the Purchaser and (ii) termination in circumstances requiring the Company to pay liquidated damages) the Company shall reimburse Parent, Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $8,800,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants).

     Pursuant to the Merger Agreement, in the event of the termination and abandonment of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than certain provisions of the Merger Agreement relating to the termination fee, expenses of the parties and confidentiality of information, provided, that a party will not be relieved from liability for any breach of the Merger Agreement.

     Costs and Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

     THE RIGHTS AGREEMENT

     Pursuant to the Rights Agreement, on February 18, 1988 the Board of Directors of the Company declared a dividend distribution of one Right for each Share outstanding on March 25, 1988. Each Right issued pursuant to the Rights Agreement entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $80.00, subject to adjustment.

     Until the earlier to occur of (i) ten days following the date (the "Shares Acquisition Date") of public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Common Stock (an "Acquiring Person") or (ii) ten days following the commencement or first public announcement of the intent of any person to commence a tender offer or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced by the certificates evidencing the Common Stock. Until the Distribution Date, the Rights will be transferred with and only with the Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on January 31, 1998 unless earlier redeemed by the Company as described below.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) a person (other than certain specified persons) becomes the beneficial owner of more than 30% of the then outstanding Shares (except pursuant to an offer for all outstanding Shares of which the Independent Directors (as defined below) determined to be fair to and otherwise in the best interests of the Company and its shareholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions or transfers assets as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, the Company fails to pay certain dividends or an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), at any time following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger described in the immediately preceding paragraph or a merger which follows an offer described in the immediately preceding paragraph), or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     At any time prior to the earlier of (i) 5:00 P.M. New York City time on the tenth day following the Shares Acquisition Date and (ii) January 31, 1998, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Independent Directors. Thereafter, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of common stock of the Company in a transaction or series of transactions not involving the Company or any of its subsidiaries and there is no other Acquiring Person. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights with, if required, the concurrence of the Independent Directors, the Company shall make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date or the Shares Acquisition Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Independent Directors) in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, with certain limitations, to shorten or lengthen any time period under the Rights Agreement.

     The term "Independent Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Independent Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

     Whereas (i) the Offer is an offer to purchase all of the outstanding Shares and the Board has unanimously determined that the Offer described herein is fair to and in the best interests of the Company and its shareholders and (ii) on March 6, 1993, the Company amended the Rights Agreement to provide that neither Parent nor any direct or indirect subsidiary thereof shall be an Acquiring Person and to exclude Parent and any direct or indirect subsidiary thereof from certain provisions of the Rights Agreement, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will not (a) cause any person to become an Acquiring Person, (b) cause the Distribution Date to occur or (c) give rise to a Triggering Event.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire control of, and an equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders to Parent and to provide shareholders with cash for all their Shares. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be effected.

     Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of its management or personnel.

     12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly-held Shares were less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholder action and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on a securities exchange or NASDAQ reporting. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

     13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Merger Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 15, any such dividend, distribution or right to be received by the tendering shareholders will be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, subject to the terms of the Merger Agreement and applicable rules of the Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
15. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Any reduction in the purchase price pursuant to the Merger Agreement will be considered an amendment to the Offer, and will be followed by the appropriate announcement. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service or the Reuters News Service.

     The Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time as computed in accordance with Rule 14d-1 under the Exchange Act.

     15. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any Shares, and may terminate the Offer and not accept for payment or pay for any Shares, if (i) immediately prior to the expiration of the Offer (as it may be extended in accordance with the Offer), the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after March 7, 1994 and prior to the acceptance for payment of Shares, Purchaser makes a determination (which shall be made in good faith) that any of the following conditions exist:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, proposed or threatened, by any state or federal government or governmental authority or by any U.S. court, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act, that presents a substantial likelihood of (1) making the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer, (2) imposing material limitations on the ability of Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Purchaser on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Purchaser or any of their respective affiliates, or (3) otherwise having a Material Adverse Effect on the Company, Parent or Purchaser; or

          (b) any material adverse change shall have occurred or be threatened, or Parent or Purchaser shall have become aware of any fact or circumstance, that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange,
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, and having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (iv) any limitation (whether or not mandatory), by any U.S. governmental authority or agency on, or any other event that, in the judgment of Purchaser, is reasonably likely to materially adversely affect, the extension of credit by banks or other financial institutions, (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (vi) in the case of any of the situations described in clauses
     (i) through (v) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, any of its affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 30% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment. When used in connection with a corporation, the term "Material Adverse Effect" means any change or effect (other than, with respect to the Company, changes or effects, described in the letter delivered by the Company to Parent dated the date of the Merger Agreement) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of such corporation and its subsidiaries, taken as a whole, other than, with respect to the Company, any change or effect arising out of general economic conditions unrelated to any business in which the Company is engaged.

     16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Parent and the Purchaser currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser Entities or that certain parts of the business of the Company or the Purchaser Entities might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16. See Section 15.

     State Takeover Statutes. The Company is incorporated under the laws of the State of New York. Section 912 of the NYBCL prohibits certain "business combinations" (defined to include mergers and consolidations) involving a New York corporation and an "interested shareholder" (defined generally as a person who is the beneficial owner of 20% or more of the outstanding voting stock of such New York corporation) for a period of five years following the date on which such interested shareholder became such (such date, a "stock acquisition date") unless such business combination or the purchase of stock made by such interested shareholder is approved by the board of direction of such New York corporation prior to such interested shareholder's stock acquisition date or certain other statutory conditions have been met. At a meeting on March 6, 1994, the Board of Directors approved the Merger Agreement, the Merger, the Offer and the Purchaser's purchase of Shares pursuant to the Offer. Accordingly, the provisions of Section 912 of the NYBCL have been satisfied with respect to the Offer and the Merger and such provisions will not delay the consummation of the Merger. Article 16 of the NYBCL also requires a bidder for shares of a New York corporation to file a registration statement with the attorney general and satisfy certain disclosure requirements. Parent and the Purchaser have filed such a registration statement and this Offer to Purchase sets forth the information required to be disclosed pursuant to Article 16.

     A number of other states adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of shareholders in the state and is incorporated there.

     The Company, directly or though subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes other than those adopted by the State of New York. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statues apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. At the meeting held on March 6, 1994, the Board amended the by-laws of the Company to provide that, to the extent the Company is permitted to do so, the takeover statutes of any state, other than the State of New York, shall not apply to the Company. See Section 15.

     Antitrust. Under the HSR Act, certain acquisitions may not be consummated unless information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. The Offer and the acquisition of Shares pursuant to the Merger Agreement are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Parent expects to file on or before March 9, 1994 a Notification and Report Form with respect to the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, if such filing is made on March 9, 1994, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on March 24, 1994, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See
Section 15.

     No separate HSR Act waiting period requirements with respect to the Merger Agreement will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares may be acquired pursuant to the Offer at the close of the 15-day waiting period or on the tenth calendar day after the date of substantial compliance with a request for additional information.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Margin Rules. The Purchaser and Parent believe that the requirements of the margin regulations promulgated by the Federal Reserve Board are not applicable to the financing of the Offer and the Merger.

     Short-Form Merger. Section 905 of the NYBCL would permit the Merger to occur without a vote of the Company's shareholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares in the Offer. However, because Article SEVENTH of the Company's certificate of incorporation imposes certain conditions on short-form mergers that will not be satisfied, the Merger will require the approval of the Company's shareholders even if the Purchaser acquires at least 90% of the outstanding Shares in the Offer. Therefore, consummation of the Merger may occur at a date later than the date on which the Merger could have occurred if effected as a short-form merger. In any event, pursuant to the Merger Agreement, the Merger will not occur on or prior to May 18, 1994.

     17. FEES AND EXPENSES. Parent and the Purchaser have engaged Bear Stearns as the Dealer Manager in connection with the Offer and as financial advisor in connection with the Offer and the Merger. Parent has agreed to pay Bear Stearns $2 million as compensation for its services to date as financial advisor to Parent and a fee of $8 million that will be payable to Bear Stearns upon consummation of the Offer. The Purchaser also has agreed to reimburse Bear Stearns for its expenses, including reasonable counsel fees, and to indemnify it against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Shares pursuant to the Offer (other than the fees of the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

     18. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 (except they will not be available at the regional offices of the Commission).

                                            MMC ACQUISITION CORP.

March 8, 1994

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                                     PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o Martin Marietta Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817. No information is provided in the right-hand column where the individual has occupied the position indicated in the middle column for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States. Directors are identified by a single asterisk.

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
Norman R. Augustine* (58)   Chairman of the Board
                            (1988), Chief Executive
                            Officer (1987) and
                            Director (1986)
A. Thomas Young* (55)       President and Chief         Executive Vice President, 1989
                            Operating Officer (1990)
                            and Director (1989)
Richard G. Adamson (61)     Corporate Vice President,   Corporate Vice President, Business
                            Strategic Development       Development, 1988-1993
                            (1993)
Joseph D. Antinucci (53)    Corporate Vice President    President, Martin Marietta Aero & Naval
                            (1993) and President,       Systems, 1984-1993
                            Electronics and Missiles
                            (1993)
Marcus C. Bennett* (58)     Corporate Vice President
                            (1984), Chief Financial
                            Officer (1988), and
                            Director (1993)
Peter A. Bracken (52)       Corporate Vice President    President, Martin Marietta Electronics,
                            (1992) and President,       Information & Missiles, 1992-1993; Vice
                            Information Group (1993)    President, Technical Operations for
                                                        Information Systems, 1986-1992
Michael F. Camardo (52)     Corporate Vice President    President, GE Government Services,
                            (1993) and President,       Inc.,+ 1990-1993; President, GE
                            Services Group (1993)       Government Services,+ 1988-1990
Thomas A. Corcoran (49)     Corporate Vice President    Vice President and General Manager,
                            (1993) and President,       General Electric Company,++ 1990-1993;
                            Electronics Group (1993)    General Manager, GE Government
                                                        Communications,+ 1988-1990
Clyde C. Hopkins (64)       Corporate Vice President    President, Martin Marietta Energy
                            (1991) and President,       Systems, Inc., 1988-1993
                            Energy Group (1993)

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
Alexander L. Horvath (52)   Corporate Vice President    Vice President and General Manager, GE
                            (1993); President, Martin   Ocean, Radar & Sensor Systems,++ 1992-
                            Marietta Ocean, Radar &     1993; General Manager, GE,++ 1989-1992
                            Sensor Systems (1993)
Bobby F. Leonard (61)       Corporate Vice President,
                            Human Resources (1981)
James W. McAnally (57)      President, Martin           President, Martin Marietta Defense
                            Marietta Astronautics       Systems & Communications, 1987-1993
                            (1993)
Janet L. McGregor (40)      Treasurer (1992)            Deputy Treasurer, 1991-1992; Assistant
                                                        Treasurer, 1984-1991
Frank H. Menaker, Jr.       Corporate Vice President
  (53)                      (1982) and General
                            Counsel (1981)
Dan A. Peterson (63)        Corporate Vice President    President, Information Systems,
                            (1986), and Vice            1986-1989
                            President, Washington
                            Operations (1989)
Robert J. Polutchko (56)    Corporate Vice President    Vice President, Technical Operations,
                            (1991) and Vice             1991-1993; President, Information
                            President, Space Group      Systems Group, 1989-1991; President,
                            Technical Operations        Martin Marietta Communications Systems,
                            (1993)                      1988-1989
Michael A. Smith (50)       Corporate Vice President    Vice President and General Manager of
                            (1993); President, Martin   General Electric Company,++ 1989-1993
                            Marietta Astro Space
                            (1993)
Peter B. Teets (52)         Corporate Vice President
                            (1985) and President,
                            Space Group (1993)
Stephen P. Zelnak, Jr.      Corporate Vice President
  (49)                      (1989) and President,
                            Materials Group (1993)***
A. James Clark* (66)        Director (since 1981),      Mr. Clark has served since 1987 as
                            member of the               Chairman of the Board of Clark
                            Compensation, Executive,    Enterprises, Inc., a holding company
                            and Finance Committees      engaged in the construction business.
                                                        He has also served as its President
                                                        since 1972. Mr. Clark serves on the
                                                        Boards of Directors of GEICO
                                                        Corporation and Potomac Electric Power
                                                        Company. In addition, Mr. Clark is a
                                                        member of the Board of Trustees of The
                                                        Johns Hopkins University.

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
Edwin I. Colodny* (67)      Director (since 1987),      Mr. Colodny is Of Counsel to Paul,
                            member of the Executive,    Hastings, Janofsky & Walker. He served
                            Finance, and Nominating     as Chief Executive Officer of USAir,
                            Committees                  Inc. from 1975 until retiring in June
                                                        1991 and as Chairman of the Board of
                                                        USAir, Inc. from 1978 until July 1992.
                                                        He also served as Chairman of the Board
                                                        of USAir Group, Inc. from 1983 until
                                                        retiring from that position in July
                                                        1992. Mr. Colodny serves on the Board
                                                        of Directors of USAir Group, Inc.,
                                                        USAir Inc., COMSAT Corporation,
                                                        Esterline Technologies Corp., and the
                                                        United States Chamber of Commerce. In
                                                        addition, Mr. Colodny is a member of
                                                        the Board of Trustees of the University
                                                        of Rochester.
James L. Everett, III*      Director (since 1976),      Mr. Everett was elected Chief Executive
  (67)                      Chairman of the             Officer of Philadelphia Electric
                            Nominating Committee,       Company in 1978 and Chairman of its
                            member of the Audit and     Board of Directors in 1982. He
                            Ethics and Compensation     continued to serve in those capacities
                            Committees                  until his retirement in 1988. He serves
                                                        on the Boards of Directors of Phillips
                                                        & Jacobs, Inc. and Tasty Baking
                                                        Company.
Allen E. Murray* (65)       Director (since 1991),      Mr. Murray was Chairman of the Board
                            Chairman of the             and Chief Executive Officer of Mobil
                            Compensation Committee,     Corporation from 1986 until his
                            member of the Audit and     retirement on March 1, 1994. He serves
                            Ethics Committee            on the Boards of Directors of
                                                        Metropolitan Life Insurance Company,
                                                        Minnesota Mining and Manufacturing
                                                        Company, and Morgan Stanley Group Inc.
                                                        Mr. Murray is also a member of the
                                                        Board of Trustees of New York
                                                        University, a member of the Chase
                                                        International Advisory Committee, and
                                                        serves as a Director of the American
                                                        Petroleum Institute. In addition, Mr.
                                                        Murray is a member of The Business
                                                        Council, The Business Roundtable, The
                                                        Council on Foreign Relations, and The
                                                        Trilateral Commission.

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
Caleb H. Hurtt* (62)        Director (since 1987),      Mr. Hurtt was President and Chief
                            member of the               Operating Officer of the Corporation
                            Compensation, Executive,    from 1987 until his retirement in
                            and Finance Committees      January 1990. He was its Executive Vice
                                                        President in 1987 and a Senior Vice
                                                        President from 1983 to 1987. Mr. Hurtt
                                                        is Vice Chairman of the Board of
                                                        Trustees of Stevens Institute of
                                                        Technology. He was Chairman of the
                                                        Board of Governors of the Aerospace
                                                        Industries Association in 1989 and is a
                                                        past Chairman of the NASA Advisory
                                                        Council.
Melvin R. Laird* (71)       Director (since 1981),      Mr. Laird has served as a Director of
                            member of the Audit and     The Reader's Digest Association, Inc.
                            Ethics, Executive, and      since 1990 and as its Senior Counsellor
                            Nominating Committees       for National and International Affairs
                                                        since 1974. He served as a United
                                                        States Congressman for nine terms, as
                                                        U.S. Secretary of Defense, and as a
                                                        Presidential Counsellor. Mr. Laird is
                                                        Chairman of the Board of Directors of
                                                        COMSAT Corporation. He serves on the
                                                        Boards of Directors of IDS Mutual Fund
                                                        Group, Metropolitan Life Insurance
                                                        Company, Science Applications
                                                        International Corporation, and The
                                                        Wallace-Reader's Digest Funds. Mr.
                                                        Laird is a Director Emeritus of
                                                        Northwest Airlines, Inc. and is a
                                                        member of the Public Oversight Board of
                                                        the American Institute of Certified
                                                        Public Accountants.
Gordon S. Macklin* (65)     Director (since 1992),      Mr. Macklin is Chairman of White River
                            Chairman of the Audit and   Corporation, a financial services
                            Ethics Committee, member    company. He served as Chairman of the
                            of the Executive and        Board of Hambrecht & Quist, Inc., a
                            Finance Committees          venture capital and investment banking
                                                        company, from 1987 until his retirement
                                                        in April 1992 and was President of the
                                                        National Association of Securities
                                                        Dealers, Inc. from 1970 until 1987. He
                                                        is also a former director of H&Q
                                                        Healthcare Investors. Mr. Macklin
                                                        serves on the Boards of Directors of
                                                        Fund American Enterprises Holdings,
                                                        Inc. and MCI Communications
                                                        Corporation. In addition, he serves as
                                                        Director of certain of the investment
                                                        companies in the Templeton Group of
                                                        Funds and as Director, Trustee or
                                                        Managing General Partner, as the case
                                                        may be, of most of the investment
                                                        companies in the Franklin Group of
                                                        Funds.

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
Eugene F. Murphy* (58)      Director (since 1993),      Mr. Murphy is President and Chief
                            member of the               Executive Officer of GE Aircraft
                            Compensation and Finance    Engines. Until the Aerospace businesses
                            Committees                  of General Electric ("GE Aerospace")
                                                        were combined with the businesses of
                                                        the Corporation in April 1993, he was
                                                        President and Chief Executive Officer
                                                        of GE Aerospace. Prior to 1992, he was
                                                        Senior Vice President of GE
                                                        Communications & Services. Mr. Murphy
                                                        became a Senior Vice President of GE
                                                        upon its merger with RCA Corporation in
                                                        1986. He was a member of President
                                                        Reagan's National Security
                                                        Telecommunications Advisory Committee
                                                        and is a former Chairman and permanent
                                                        member of the Board of Directors of the
                                                        Armed Forces Communications and
                                                        Electronics Association. In addition,
                                                        Mr. Murphy is a member of the Aerospace
                                                        Industries Association Board of
                                                        Governors.
John W. Vessey, Jr.* (71)   Director (since 1985),      General Vessey was Chairman of the
                            member of the Audit and     Joint Chiefs of Staff from 1982 until
                            Ethics, Executive, and      his retirement from active military
                            Nominating Committees       duty in October 1985 after 44 years in
                                                        the armed services. He serves on the
                                                        Boards of Directors of National
                                                        Computer Systems, Inc., Youth Service
                                                        USA Inc., and The National Flag Day
                                                        Foundation. He also serves on the Board
                                                        of Advisors of GA Technologies, Inc.
Lamar Alexander* (53)       Director (since 1993),      Mr. Alexander is counsel to Baker,
                            member of the Audit and     Worthington, Crossley, Stansberry &
                            Ethics and Compensation     Woolf of Nashville, Tennessee. He
                            Committees                  served as U.S. Secretary of Education
                                                        from March 1991 until January 1993. He
                                                        was President of The University of
                                                        Tennessee from July 1988 until March
                                                        1991, and he served as the Governor of
                                                        the State of Tennessee from 1979 to
                                                        1987. Mr. Alexander served on the
                                                        Corporation's Board of Directors from
                                                        1989 until his confirmation as U.S.
                                                        Secretary of Education.

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
John J. Byrne* (61)         Director (since 1978),      Mr. Byrne has been Chairman of the
                            Chairman of the Finance     Board and Chief Executive Officer of
                            Committee, member of the    Fund American Enterprises Holdings,
                            Nominating Committee        Inc. (formerly Fireman's Fund
                                                        Corporation) since 1985. In addition to
                                                        the Boards of Fund American and its
                                                        subsidiary, Source One Mortgage
                                                        Company, he serves on the Boards of
                                                        Directors of New Dartmouth Bank, LTD,
                                                        Zurich Reinsurance Centre, Inc.,
                                                        Special Olympics International,
                                                        American Academy of Actuaries, and is
                                                        an Advisory Director of Potomac
                                                        Electric Power Company. Mr. Byrne is an
                                                        Overseer of the Amos Tuck School of
                                                        Business Administration of Dartmouth
                                                        College and, the Rutgers University
                                                        Foundation.
Edward L. Hennessy, Jr.*    Director (since 1983),      Mr. Hennessy served as Chairman of the
  (65)                      member of the               Board and Chief Executive Officer of
                            Compensation and            AlliedSignal Inc. from May 1979 through
                            Nominating Committees       June 1991. He served as Chairman of
                                                        AlliedSignal Inc. from July 1991
                                                        through December 1991. Mr. Hennessy
                                                        serves on the Boards of Directors of
                                                        The Bank of New York, Titan
                                                        Pharmaceuticals, Inc., Dycom
                                                        Industries, Inc., The Wackenhut
                                                        Corporation, and Walden Residential
                                                        Properties, Inc. He is a Trustee and
                                                        Chairman of the Board of Fairleigh
                                                        Dickinson University.
Edward E. Hood, Jr.* (63)   Director (since 1993),      Mr. Hood joined GE in 1957 after
                            member of the Audit and     service in the U.S. Air Force. He was
                            Ethics, Executive, and      elected a Vice President of GE in 1968
                            Finance Committees          and was Vice Chairman and Executive
                                                        Officer of GE in 1979. He was a
                                                        Director of GE from 1980 until his
                                                        retirement in 1993. Mr. Hood is a
                                                        Director of FlightSafety International,
                                                        Inc. and the Lincoln Electric Company.
                                                        He also serves as Chairman of the Board
                                                        of Trustees of Rensselaer Polytechnic
                                                        Institute.

                              POSITIONS AND OFFICES            PRINCIPAL OCCUPATION AND
          NAME                 HELD WITH PARENT**                BUSINESS EXPERIENCE**
    (AGE AT 3/30/94)             (YEAR ELECTED)                    (PAST FIVE YEARS)
- -------------------------   -------------------------   ---------------------------------------
Gwendolyn S. King* (53)     Director (since 1992),      Mrs. King has been Senior Vice
                            member of the Audit and     President of Corporate and Public
                            Ethics and Finance          Affairs for Philadelphia Electric
                            Committees                  Company since October 1992. She served
                                                        as Commissioner of the Social Security
                                                        Administration from August 1989 through
                                                        September 1992. From March 1988 to July
                                                        1989, Mrs. King was Executive Vice
                                                        President of Gogol & Associates in
                                                        Washington, D.C. Mrs. King serves on
                                                        the Board of Directors of Monsanto
                                                        Company.

- ---------------

 ** In April 1993, as a result of the Combination, all of the Executive Officers of Technologies (then known as Martin Marietta Corporation) assumed the same offices with Parent and all of the directors of Technologies (then known as Martin Marietta Corporation) assumed the same positions with Parent. The above listing does not distinguish between their service with the two corporations. Mr. Hood and Mr. Murphy assumed their offices in 1993 in connection with the Combination.

*** In November 1993, Parent's aggregates business and the Common Stock of
    Martin Marietta Magnesia Specialties Inc. were transferred to a subsidiary, Martin Marietta Materials, Inc. On February 24, 1994, approximately 19% of the common stock of Martin Marietta Materials, Inc. was sold to the public. Mr. Zelnak is the President, Chief Executive Officer and a Director of Martin Marietta Materials, Inc. Effective upon the completion of the offering, Mr. Zelnak resigned his position as a corporate officer of Parent.

  + Route 38, Cherry Hill, New Jersey 08358

 ++ 3135 Eastern Turnpike, Fairfield, Connecticut 06431

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                 THE PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is c/o Martin Marietta Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States. Directors are identified by a single asterisk.

                                                                  PRINCIPAL
                                    POSITIONS AND                OCCUPATION
                                     OFFICES HELD               AND BUSINESS
            NAME                  WITH THE PURCHASER             EXPERIENCE
      (AGE AT 3/30/94)              (YEAR ELECTED)            (PAST FIVE YEARS)
- ----------------------------    ----------------------    -------------------------
John E. Montague* (40)          President (1994)          Vice President Corporate
                                                          Development and Investor
                                                          Relations (1991-1994);
                                                          Director of Corporate
                                                          Development (1988-1991)
Frank H. Menaker, Jr.* (53)     Vice President (1994)     Corporate Vice President
                                                          (1982) and General
                                                          Counsel (1981)
Janet L. McGregor (40)          Treasurer (1994)          Treasurer (1992); Deputy
                                                          Treasurer, 1991-1992;
                                                          Assistant Treasurer,
                                                          1984-1991
Lillian M. Trippett (40)        Secretary (1994)          Corporate Secretary and
                                                          Assistant General
                                                          Counsel, 1993 to present;
                                                          Director, Washington
                                                          Operation, 1989-1993;
                                                          Counsel, Subcommittee on
                                                          Science, Space and
                                                          Technology, U.S. House of
                                                          Representatives,
                                                          1986-1989
Marcus C. Bennett* (58)                                   Corporate Vice President
                                                          (1984), Chief Financial
                                                          Officer (1988), and
                                                          Director (1993)

                                  SCHEDULE II

           CERTAIN INFORMATION ABOUT PARENT REQUIRED BY NEW YORK LAW

                           EDUCATIONAL OPPORTUNITIES

     Parent provides assistance to eligible employees participating in study programs leading to an undergraduate or an advanced degree. Such study programs must be consistent with Parent's business goals and objectives and applicable to the employee's field of work. Parent will reimburse the academic costs of tuition for up to two courses per term.

                             RELOCATION ADJUSTMENTS

     Parent may reimburse job applicants for reasonable and actual interview expenses, and may reimburse new and existing employees for reasonable and actual travel and relocation expenses in accordance with the provisions of corporate policy.

                            CHARITABLE CONTRIBUTIONS

     Parent supports a broad spectrum of public interest activities through a gifts and grants program, with emphasis on recognized agencies in such fields as health, education, civic affairs, and cultural activities.

                         POST-EMPLOYMENT BENEFIT PLANS

     Parent sponsors a number of retirement plans that cover substantially all employees. Defined benefit plans for salaried and certain hourly employees provide benefits based on employees' years of service and compensation, either on a final or career average basis. Defined benefit plans for other hourly employees generally provide benefits of stated amounts for specified periods of service. Certain health care and life insurance benefits are provided to eligible retirees by Parent. For recently retired participants, the health benefits generally provide for cost sharing through participant contributions and copayments. For salaried employees who retired after 1992, there is an annual limit on the Corporation's contribution per participant.

                          STOCK OPTION AND AWARD PLANS

     Under Parent's Amended Omnibus Securities Award Plan (the "Plan"), employees of Parent may be granted stock-based incentive awards, including options to purchase common stock, stock appreciation rights, restricted stock or other stock-based incentive awards. These awards may be granted singly or in combination with other awards. To date, Parent has awarded stock options and restricted stock under the Plan. The options to purchase its common stock are granted at a price equal to the market value at the date of grant. These options become exercisable in three approximately equal annual increments in multiples of 100 on the first, second and third anniversary dates of such grants and expire 10 years from such date. The Plan allows Parent to provide financing or purchases, subject to certain conditions, by interest-bearing notes payable to Parent. Parent also maintains other non-stock based award plans for its employees, including the Amended and Restated Martin Marietta Corporation Long Term Performance Incentive Compensation Plan pursuant to which units payable in cash are granted to employees.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                 By Facsimile Transmission:      By Hand or Overnight Courier:
        P.O. Box 2564                     (201) 222-4720              14 Wall Street, 8th Floor
     Tenders & Exchanges                        or                            Suite 4660
          Suite 4660                      (201) 222-4721               New York, New York 10005
   Jersey City, New Jersey
          07303-2564

                        Confirm Facsimile By Telephone:
                                 (201) 222-4707
                                 (Call Collect)

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                 [LOGO]         MORROW & CO., INC.

                                909 Third Avenue
                            New York, New York 10022
                            (212) 754-8000 (collect)
                                       OR
                         CALL TOLL FREE (800) 662-5200

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                            New York, New York 10167
                                 (212) 272-7921
                                 (Call Collect)

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